CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FOURTH QUARTER
AND FISCAL 2008 RESULTS

CLEARWATER, FL, November 11, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2008.

Revenue was $165.6 million for the quarter ended September 30, 2008 compared with $318.2 million for the comparable quarter last year. Same-store sales declined approximately 45% compared with a 1% decrease in the comparable quarter last year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base was $4.0 million. The net loss for the fourth quarter of fiscal 2008 was $11.1 million, or $0.60 per share, compared with net earnings of $6.6 million, or $0.35 per diluted share, for the comparable quarter last year. Included in the fourth quarter fiscal 2008 net loss was $0.09 per share of costs associated with the closing of seven stores during the quarter.

Revenue was $885.4 million for the fiscal year ended September 30, 2008 compared with $1.26 billion for fiscal 2007. Same-store sales declined approximately 28% compared with less than a 1% decline for the previous fiscal year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base was $11.0 million. The net loss for the fiscal year ended September 30, 2008 was $134.3 million, or $7.30 per share, compared with net income of $20.1 million, or $1.04 per diluted share, for fiscal 2007. The Company’s results for the fiscal year ended September 30, 2008 included a non-cash charge of $122.1 million before tax, or approximately $6.28 per share, related to the impairment of goodwill and intangibles as well as a valuation allowance related to deferred tax assets.

For the three months and fiscal year ended September 30, 2008, the Company’s same-store sales were adversely affected by continued weak economic conditions. During the quarter ended September 30, 2008, the Company’s same-store sales performance was further pressured by the unprecedented volatility in the financial markets as well as multiple hurricanes in August and September.

Excluding the non-cash impairment charge, the net loss was $18.8 million, or $1.02 per share, for the fiscal year ended September 30, 2008, using the Company’s historical tax rate of approximately 40%. For fiscal 2008, the Company’s non-cash expenses for depreciation, amortization, and stock-based compensation, was $11.7 million, or $0.64 per share, net of tax at the historical rate of approximately 40%. The loss per share included the store closing costs noted above and $0.03 per share of income arising from gains related to insurance proceeds received associated with the 2007 damages to the Company’s Missouri facilities and a net gain that resulted from the Company’s retirement of its various mortgage loans and related interest rate swaps.

The Company’s results for the fiscal year ended September 30, 2007 included $0.06 per diluted share arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006, $0.05 per diluted share arising from gains associated with the sale of the Company’s corporate plane and from insurance proceeds associated with damages to the Company’s Missouri facilities, and $0.18 per diluted share for the settlement of certain tax positions under an initiative offered by one of the states in which the Company operates.

William H. McGill, Jr., Chairman, President and Chief Executive Officer, stated, “The already difficult economic environment grew increasingly challenging as the September quarter progressed resulting from the growing turmoil in the financial markets, which impacted our results as well as those of most other retailers. We are accelerating our actions to adjust our cost structure to be in better alignment with current market trends. This includes reducing our costs through achieving more appropriate levels of personnel expenses, rationalizing our store base in a manner that we believe will not result in market share losses, and evaluating all expenditures. We believe we can achieve these reductions and still maintain our commitment to our customers.”

Mr. McGill continued, “We also continue to focus on strengthening our balance sheet, which has no long-term debt, and protecting our tangible net worth of almost $250 million. Despite the substantial decline in sales we experienced during the September quarter, our efforts to manage our inventories resulted in a slight decline in our year-end inventory levels compared with those at the end of the prior year. We have also further reduced our expected purchases from manufacturers for the 2009 model year. We will continue to manage those areas of our business that we can impact, and we are confident that these actions, combined with our unique customer-centric business model, will allow us to become a leaner, more effective Company and strengthen our position as the nation’s largest boating retailer. While the economy has affected our customer’s purchasing appetite, we are encouraged that it has not affected their passion for the boating lifestyle.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, and Grady White, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 80 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Use of Non-GAAP Financial Information
In this release, the Company discloses pro forma or non-GAAP measures of net income and earnings per share. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Company’s GAAP information to the pro forma information is provided in the table below. MarineMax will also make available on the investor relations page of its web site at www.marinemax.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, projected inventory purchases, the success of operating cost reductions, the Company’s ability to service customers at desired levels, and Company performance compared with industry performance, and long-term prospects. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

~more~

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended		Fiscal Year ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$165,600	$318,189	$885,407	$1,255,985
Cost of sales	123,806	234,772	679,164	956,251

Gross profit	41,794	83,417	206,243	299,734
Selling, general, and administrative expenses	56,414	67,082	217,426	245,224
Goodwill and intangible asset impairment charge	—	—	122,091	—

Income (loss) from operations	(14,620)	16,335	(133,274)	54,510
Interest expense	3,566	5,410	20,164	26,955

Income (loss) before income tax provision (benefit)	(18,186)	10,925	(153,438)	27,555
Income tax provision (benefit)	(7,093)	4,299	(19,161)	7,486

Net income (loss)	$(11,093)	$6,626	$(134,277)	$20,069

Basic net income (loss) per common share	$(0.60)	$0.36	$(7.30)	$1.08

Diluted net income (loss) per common share	$(0.60)	$0.35	$(7.30)	$1.04

Weighted average number of common shares used in computing net income (loss) per common share:
Basic	18,421,629	18,535,907	18,391,488	18,618,611

Diluted	18,421,629	19,064,068	18,391,488	19,289,231

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,264	$30,375
Accounts receivable, net	35,675	57,333
Inventories, net	468,629	478,039
Prepaid expenses and other current assets	7,949	8,997
Deferred tax assets	307	6,485

Total current assets	542,824	581,229
Property and equipment, net	113,869	118,960
Goodwill and other intangible assets, net	—	121,174
Other long-term assets	3,424	4,515
Deferred tax asset	1,206	—

Total assets	$661,323	$825,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,481	$19,980
Customer deposits	6,505	33,420
Accrued expenses	25,380	27,044
Short-term borrowings	372,000	326,000
Current maturities of long-term debt	—	4,396

Total current liabilities	408,366	410,840
Deferred tax liabilities	—	11,971
Long-term debt, net of current maturities	—	26,437
Other long-term liabilities	4,374	3,071

Total liabilities	412,740	452,319
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2008 and 2007	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,424,487 and 18,379,864 shares issued and outstanding, net of shares held in treasury, at September 30, 2008 and 2007, respectively	19	19
Additional paid-in capital	178,830	167,912
Retained earnings	85,544	220,375
Accumulated other comprehensive income (loss)	—	28
Treasury stock, at cost, 790,900 and 336,300 shares held at September 30, 2008 and 2007, respectively	(15,810)	(14,775)

Total stockholders’ equity	248,583	373,559

Total liabilities and stockholders’ equity	$661,323	$825,878

MarineMax, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended		Fiscal Year ended
	September 30,		September 30,
	2008	2007	2008	2007
GAAP net income (loss) as reported	$(11,093)	$6,626	$(134,277)	$20,069
Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	—	—	(115,469)	—
Non-GAAP proforma net income (loss)	$(11,093)	$6,626	$(18,808)	$20,069

GAAP diluted net income (loss) per common share	$(0.60)	$0.35	$(7.30)	$1.04

Impairment of goodwill and indefinite lived intangible assets (net of tax at the historical 40% rate and valuation allowance)	—	—	(6.28)	—
Non-GAAP proforma diluted net income (loss) per common share	$(0.60)	$0.35	$(1.02)	$1.04

Common shares used in the calculations of diluted earnings per common share	18,421,629	19,064,068	18,391,488	19,289,231

###